Exhibit 23.4

RP® FINANCIAL, LC.

Financial Services Industry Consultants

September 11, 2008

Boards of Directors

OC Financial MHC

Ocean Shore Holding Co.

Ocean City Home Bank

1001 Asbury Avenue

Ocean City, New Jersey 08226-3329

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion and in the Form S-1 Registration Statement, and any amendments thereto, for Ocean Shore Holding Co. We also hereby consent to the inclusion of, summary of and references to our Appraisal in such filings including the prospectus of Ocean Shore Holding Co.

Sincerely,

RP® FINANCIAL, LC.

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